Exhibit 10.1

EXCLUSIVE REPRESENTATIVE AND LICENSE AGREEMENT

DUO SCIENCES INC and LUCY PET PRODUCTS INC

THIS EXCLUSIVE REPESENTATIVE AND LICENSE AGREEMENT (“Agreement”) is made this 18th day of April, 2022 (“Effective Date”) by and between DUO SCIENCES INC, a subsidiary of Point of Care Nano-Technology, Inc., a Nevada corporation, with offices located in Whitehouse Station New Jersey and Davenport, Fla., or its designee (“DUO SCIENCES” or “Company” and LUCY PET PRODUCTS or their designee (“LUCY” or “Representative”), Limited Liability Company formed under the laws of the State of Delaware, with an address at 31340 Via Colinas Suite 106, Westlake Village, CA 91362 USA. DUO SCIENCES and LUCY may hereafter be referred to as the “Parties” and each a “Party”.

WHEREAS, DUO SCIENCES has developed and invented certain processes and products for the pet health (see abstract of products annexed Schedule 1) (hereinafter referred to as “Products”). Products, for the purposes of this Agreement, includes any new creations related to, developments and improvements of the Products.

WHEREAS, DUO SCIENCES/Dr Blake Hawley has applied for certain patent rights, copyrights and/or trademarks regarding the products for pet health (see patents, trademarks and copyright information annexed Schedule 2).

WHEREAS, LUCY, has officers and principal owners who are experienced in the sales, distribution, and promotion of pet products domestically.

WHEREAS, the parties desire to enter into an exclusive representative relationship and license agreement with each other subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties hereby agree, and covenant as follows:

1.	Appointment of Exclusive Representative and Grant of License:

1.1       DUO SCIENCES appoints LUCY as its exclusive representative to sell and promote its Products, subject to the terms below, in the territory as identified in Schedule 3 annexed hereto and made a part hereof.

1.2       LUCY accepts the appointment as the exclusive representative/distributor.

1.3       Company grants an exclusive license to LUCY to use the formulas and Products in the subject territory for business purposes in conformity with this Agreement, and for the term of this Agreement LUCY shall be permitted, with advance notice to Company, to sub-license the rights granted herein to Breeder’s Choice Pet Foods, LLC to use the formulas and products. Breeder’s Choice Pet Foods, LLC shall agree in writing to be bound by this Agreement as if it were a signatory prior to exercising any sub-licensing rights.

1.4       No title or ownership interest is granted or conveyed to the Representative in the formulas or Products, including any intellectual property arising out of such formulas or Products (“Intellectual Property’) and all Intellectual Property, pending or existing, will remain exclusively the property of the Company, subject to the Representative’s right to purchase the Intellectual Property, formulas and/or Products in accordance with the terms of this Agreement.

1.5       During the term of this Agreement and any extensions thereof, DUO SCIENCES agrees to place the descriptions of its formulas, along with detailed instructions about the process of creating the formulas (“Formula Information”), to LUCY. The Formula Information must contain all information and specifications sufficient for LUCY and/or its experts to create the Products. In the event of a change of control or sale of DUO SCIENCES, or the death or incapacity of DUO SCIENCES’s principal, Blake Hawley, LUCY shall be entitled to continue to manufacture and sell the Products with payments due to DUO SCIENCES’s designee, the estate of Dr Blake Hawley, or successor.

1.6       LUCY shall be permitted to place its name, trademark, and/or service mark on the packaging, promotional material and/or advertising (in any media) for the Products.

1.7       The term of this Agreement shall be the later of twenty years from the date of this Agreement or the expiration of the Patent issued for the Products identified in Schedule 1.

2.	Representative’s Obligations. The Representative shall provide the following:

2.1       Source ingredients, manufacture, sell and promote the Products of the Company within the territory as identified in Schedule 3.

2.2       Representative shall not be required to manufacture or sell a Minimum Amount of the Products, or to purchase a minimum amount of any ingredients for the Products.

2.3       Representative shall be responsible for its packaging, promotion and sale costs as well as the shipping costs of the Product.

2.4       In the event that the Representative becomes aware of any actual or potential claim against the Company by any person or entity, Representative shall notify the Company immediately.

2.5        Representative shall comply with all applicable federal, state and local laws and regulations in performing its responsibilities hereunder.

2.6       At the sole discretion of the Representative, the Representative shall devote as much time as it deems necessary to the affairs of the Company.

2.7       The Representative may represent, perform services for, and sell additional products in the field as the Representative so determines, provided the Representative’s product does not directly or indirectly compete with the Company´s product.

3.            Representative’s Right to Retain Other Representatives. The Representative, at its sole discretion and cost, shall have the right to appoint and utilize other representatives to promote and develop the sales of the Products within the territory.

4.            Company’s Warranty and Representations. Company represents the following:

4.1       The Products are safe for dogs regarding its intended usage. The Company is unaware of any material side effects arising out of the use of the Products when fed as directed.

4.2       If government approvals are necessary for marketing and sale of the Product, the Representative shall obtain such approvals at its sole cost and expense.

4.3       Company and Dr Blake Hawley represent that they, individually or collectively, own the entire right, title and interest in the Intellectual Property (defined as including, but not limited to, the formulas, processes, patent rights, copyrights and trademarks) for the Products; the Intellectual Property is valid and enforceable; they, individually or collectively, have the right to grant the exclusive license described in this Agreement; the use of the Intellectual Property does not infringe upon the rights of any third party; and they are aware of no claims against the Intellectual Property challenging the representations and warranties in this Section 4.3

5.            Territory and Exclusivity of Territory.

5.1       The Representative shall be the exclusive representative of the territory as identified in Schedule 3.

5.2       Representative has the right to operate exclusively in the territory identified in Schedule 3, and in which the Company is restricted from establishing any other sales representatives or agents outside the territory for the product defined in this contract, unless agreed in writing in an addendum or separate agreement.

6.            Term of Agreement, Fees and Royalties.

6.1       This Agreement shall be in full force and effect commencing upon the signing of the agreement, and continue for twenty years thereafter, or as long as the patent is in effect, unless terminated for cause, subject to Sections 8.1 and 8.2 below.

6.2       Representative agrees to pay DUO SCIENCES a licensing fee and royalties as set out in Schedule 4.

7.            Termination of Agreement.

7.1       For the purposes of this Agreement, this agreement may be terminated for cause by the Company if the Representative: (a) materially breaches this Agreement after a sixty (60) day right to cure period duly noticed by the Company to the Representative in writing; (b) is convicted of a felony related to the subject of this Agreement (c) embezzles or intentionally and wrongfully takes money or property from the Company, (d) intentionally acts in a wrongful manner to cause pecuniary loss to the Company or (e) fails to actively promote the Product in the Territory.

7.2       For the purposes of this Agreement, this Agreement may be terminated for cause by the Representative if the Company (a) materially breaches this Agreement after a sixty (60) day right to cure period duly noticed by the Representative to the Company in writing; (b) if the Company is convicted of a felony related to the subject of this Agreement; (c) intentionally acts in a wrongful manner to cause pecuniary loss to the Representative.

8.            Indemnification and Limitation of Liability.

8.1       Indemnification of Company: Representative hereby agrees to indemnify, defend, and hold Company (and any parent or subsidiary now or hereafter formed) and their respective owners, directors, officers, employees, independent contractors, and other representatives free and harmless from any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, attorney’s fees, and or legal costs, fees and expenses arising from or related to: (i) any breach by Representative of any representation, warranty, covenant, obligation or agreement contained in this Agreement; (ii) any other violation of Law; and (iii) any negligent act or omission by the Representative or Representative’s Employees.

8.2       Indemnification of Representative: Company hereby agrees to indemnify, defend, and hold Representative and its directors, officers, employees, independent contractors, and other Representatives free and harmless from any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, attorney’s fees, and or legal costs, fees and expenses arising from or related to: (i) any breach by Company of any representation, warranty, covenant, obligation or agreement contained in this Agreement; (ii) any other violation of Law; (iii) any negligent act or omission by the Company or its representatives; or (iv) defects in Products provided by Company.

9.            Choice of Law and Venue.

9.1       The Parties shall use their best efforts to settle any disputes, controversies, claims or differences (“disputes”) arising out of, or in relation to, or in connection with this Agreement, or with respect to any breach, termination or claim of invalidity hereof. To this effect they shall consult and negotiate with each other, in good faith, with a view to reach a just and equitable solution within a period of thirty (30) calendar days after notice of a dispute by one party to the other.

9.2        Dispute Resolution. Except with respect to actions for equitable relief hereunder which may be brought in a court of competent jurisdiction within Kansas, any controversy or claim (“dispute”) arising out of or related to this Agreement shall first go to mediation. Each Party shall equally bear the costs at such mediation. If mediation is unsuccessful, any dispute must be settled by final and binding arbitration in the County of Douglas, Kansas, pursuant to the JAMS Foundation Comprehensive Arbitration Rules and Procedures. A single arbitrator may be selected by unanimous agreement of the Parties, but if the Parties fail to agree on and appoint an arbitrator within thirty (30) calendar days of the receipt by any Party of notice of the existence of a dispute, each Party shall select an arbitrator and those arbitrators shall select a third arbitrator, who shall be appointed to arbitrate the dispute. then such dispute shall be settled in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. Any determination or award rendered by the arbitrator(s), which may include equitable relief, shall be final, binding and conclusive upon the Parties it being understood and agreed that the award will be the sole and exclusive remedy between them regarding any and all claims and counterclaims presented to the tribunal and such award or determination may be entered and enforced as a final judgment in any court having jurisdiction over the subject matter thereof or of the Parties. The prevailing party shall be awarded reasonable attorney’s fees, expert and non-expert witness costs and expenses. All fees and expenses incurred in connection with the arbitration and the cost of the arbitrator shall be borne by the non-prevailing party.

9.3       This Agreement shall be deemed to have been entered into in the State of Kansas, and all questions concerning the validity, interpretation or performance of any of the terms, conditions and provisions of this Agreement or of any of the rights or obligations of the parties shall be governed by, and resolved in accordance with, the laws of the State of Kansas.

10.         Force Majeure.

10.1       If any party is rendered unable, completely or partially, by the occurrence of any event of “force majeure” (hereinafter defined) to perform such party’s obligations created by the provisions of this Agreement, other than the obligation to make payments of money, such party shall give to the other party prompt written notice of the event of “force majeure” with reasonably complete particulars concerning such event; thereupon, the obligations of the party giving such notice, so far as those obligations are affected by the event of “force majeure”, shall be suspended during, but no longer than, the continuance of the event of “force majeure.” The party affected by such event of “force majeure” shall use all reasonable diligence to resolve, eliminate and terminate the event of “force majeure” as quickly as practicable.

10.2       The requirement that an event of “force majeure” shall be remedied with all reasonable dispatch as herein above specified, shall not require the settlement of strikes, lockouts or other labor difficulties by the party involved, contrary to such party’s wishes, and the resolution of any and all such difficulties shall be handled entirely within the discretion of the party concerned.

10.3       The term “force majeure” as used herein shall be defined as and mean any act of God, strike, civil disturbance, lockout or other industrial disturbance, act of the public enemy, war, blockage, public riot, earthquake, tornado, hurricane, lightening, fire, public demonstration, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause or event, whether of the kind enumerated specifically herein, or otherwise, which is not reasonably within the control of the party claiming such suspension.

11.         Miscellaneous Clauses.

11.1       Change of Control. In the event either Party experiences a change in control transaction, the terms and conditions of this Agreement shall remain in effect and in full force, and such corporate change shall not in any way diminish, enlarge, affect or compromise the rights and obligations defined in this agreement. For purposes of this Agreement, “change in control” transaction shall mean a merger, acquisition, sale of assets, sale of ownership interest or any other transaction which results in a change of the power to manage the business of a Party.

11.2       Assignability. Except as provided in Section 12.1 above, neither party shall sell, assign, transfer, convey or encumber this Agreement or any right or interest in this Agreement or pursuant to this Agreement, or suffer or permit any such sale, assignment, transfer or encumbrance to occur by operation of law without the prior written consent of the other party except for a change of control as defined in Section 11.1 of this Agreement. In the event of any sale, assignment, transfer or encumbrance consented to by such other party, the transferee or such transferee’s legal representative shall agree with such other party in writing to assume personally, perform and be obligated by the covenants, obligations, warranties, representations, terms, conditions and provisions specified in this Agreement.

11.3       Successors. This Agreement and each of the provisions of this Agreement shall obligate and inure to the benefit of the heirs, executors, administrators, successors and assigns of each of the parties; provided, however, nothing specified in this paragraph shall be a consent to the assignment or delegation by any party of such party’s respective rights and obligations created by the provisions of this Agreement.

11.4       Equitable Remedies. As a result of the uniqueness of the services to be performed by the Representative for the Company, and because the reputation of the parties in the community may be affected by the financial success or failure of the business, in addition to the other rights and remedies that injured party may have for a breach of this Agreement, the injured party shall have the right to: enforce this Agreement in all of its provisions, specific performance, or other relief in a court or equity.

11.5       Concurrent Remedies. No right or remedy specified in this Agreement conferred on or reserved to the parties is exclusive of any other right or remedy specified in this Agreement or by law or equity provided or permitted; but each such right and remedy shall be cumulative of, and in addition to, every other right and remedy specified in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, and may be enforced concurrently therewith or from time to time. The termination of this Agreement for any reason whatsoever shall not prejudice any right or remedy which either party may have, either at law, in equity or pursuant to the provisions of this Agreement.

11.6       Notices. All notices, requests and demands pursuant to this Agreement shall be in writing and delivered (a) in person or by e-mail transmission and shall be deemed to have been duly given on the date of service, if delivered in person or e-mail transmission (with confirmation of transmission receipt acting as confirmation of service when sent and provided that the facsimile notices are also mailed by first class, certified or registered mail, postage prepaid); or (b) 72 hours after mailing by first class, registered or certified mail, postage prepaid, or (b) the next day if mailed by overnight mail with a reputable overnight carrier, and in any event, properly addressed as follows:

Company: Attn: Nicholas DeVito DUO SCIENCES INC 63 Van Cleef Drive Whitehouse Station, NJ 08889 Email: npdevito@gmail.com	Representative: Attn: Joey Herrick LUCY PET PRODUCTS 31340 Via Colinas Suite 106 Westlake Village, CA 91362 USA Email: joey@lucypetproducts.com or at such other address as the party affected my designate in a written notice to such other party in compliance with this paragraph.

11.7       Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties regarding the subject matter of this Agreement and specifies all the covenants and agreements between the parties with respect to that subject matter, and each party acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not specified in his Agreement; and any other agreement, statement or promise concerning the subject matter specified in this Agreement shall be of no force or effect in a subsequent modification in writing signed by the party to be charged.

11.8       Severability. In the event any part of this Agreement, for any reason, is determined to be invalid, such determination shall not affect the validity of any remaining portion of this Agreement, which remaining portion shall remain in complete force and effect as of this Agreement had been executed with the invalid portion of this Agreement eliminated. It is hereby declared the intention of the parties that the parties would have executed the remaining portion of this Agreement without including any such part, parts or portion which, for any reason, hereafter may be determined invalid.

11.9       Captions and Interpretation. Captions of the paragraphs of this Agreement are for convenience and reference only, and the words contained in those captions shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement. The language in all parts to this Agreement, in all cases, shall be construed in accordance with the fair meaning of that language as if that language was prepared by all parties and not strictly for or against any party.

11.10       Further Assurances. Each party shall take any and all action necessary, appropriate or advisable to execute and discharge such party’s responsibilities and obligations created by the provisions of this Agreement and to further effectuate, perform and carry out the intents and purposes of this Agreement and the relationship contemplated by the provision of this Agreement.

11.11       Governmental Rules and Regulations. The provisions of this Agreement are subject to any and all present and future orders, rules and regulations of any duly constituted authority having jurisdiction of the relationship contemplated by the provisions of this Agreement.

11.12       Execution in Counterparts. This Agreement may be prepared in multiple copies and forwarded to each of the parties for execution. This Agreement shall become effective when the Representative receives a copy or copies of this Agreement executed by the parties in the names as those names appear at the end of this Agreement. All of the signatures of the parties may be affixed to one copy or to separate copies of this Agreement and when all such copies are received and signed by all the parties, those copies shall constitute one agreement that is not otherwise separable or divisible.

11.13       Reservation of Rights. The failure of any party at any time hereafter to require strict performance by any other party of any of the warranties, representations, covenants, terms, conditions and provisions specified in this Agreement shall not waive, affect or diminish any right of such failing party to demand strict compliance and performance therewith and with respect to any other provisions, warranties, terms and conditions specified in this Agreement. None of the representations, warranties, covenants, conditions, provisions and terms specified in this Agreement shall be deemed to have been waived by any act or knowledge of either party or such party’s agents, officers or employees, and any such waiver shall be made only by an instrument in writing, signed by the waiving party and directed to each non-waiving party specifying such waiver. Each party reserves such party’s rights to insist upon strict compliance with the terms, conditions, warranties, obligations, representations, covenants and provisions of this Agreement at all times.

11.14       Continuing Provisions. Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, contribution and the Company’s obligations to pay fees and pay or reimburse expenses contained herein and in the indemnification, provisions hereof will survive any such expiration or termination of this Agreement.

11.15       Consent to Agreement. By executing this Agreement, each party, for itself, represents such party has read or caused to be read this Agreement in all particulars, and consents to the rights, conditions, duties and responsibilities imposed upon such party as specified in this Agreement.

Accepted and agreed to on the date first indicated above.

Company—DUO SCIENCES INC	Representative—LUCY PET PRODUCTS

By: Nicholas DeVito	By: Joey Herrick
Title: CEO	Title: CEO

By: Dr Blake Hawley

SCHEDULE 1

Products

Intellectual Property – Product commonly known as DUO

Abstract

Invention disclosed to patent attorney for utility patent on the line of dosage form products comprised of a hot extruded outer flexible, cellular non-GMO, non-nutritive fibrous matrix dental crust/mantle providing mechanical cleansing action and hyper-salivation and an inner core that is cold formed and cold extruded in the center to preserve material containing various nutraceuticals or drugs.

●	Dental (equivalent to weekly brushing of teeth) + Fresh Breath - proprietary formulation plus invention disclosed to patent attorney.

●	Sensitive Tummy + Dental (sensitive stomach & food/other allergies) – Epionice brand CAS United States Patent. 9,550,673, Titled: “Preservative and Additive for Food and Feed.” CEDOGA Consulting LLC licensed the material from Texas EnteroSorbents Inc on 7 Nov 2017, but raw material may also be purchased outright in non-exclusive arrangement.

●	Sensitive Skin & Coat/Allergy + Dental (helps reduce inflammation and improves coat luster, plus helps reduce shedding and regrow lost fur). Can be purchased outright from Eire Pharmaceuticals in accordance with exclusive licensing agreement by SBH Nutrition Science LLC. US Patent Pending

●	Joint + Dental (Improves mobility & joint health in 3 days). Raw material purchased from Bioved under exclusive or non-exclusive arrangement for dogs. Artrex patent 8808769

●	Calming (Cannasorb) + Dental (for owners wanting whole body benefits of CBD for calming, seizures, pain). Source of Cannasorb may be purchased outright from Synergy Life Science or substituted with CBD, which Representative may source outright.

●	Weight Management + Dental (the non-nutritive weight management treat) Two options – no center (to further reduce calories)

SCHEDULE 2

Patents, Copyrights and Trademarks

Patent filed on July 16, 2020, through

Linda L. Lewis

Linda Lewis, Attorney at Law, LLC

1001 Westlake Village Dr.

Pacific, MO 63069

314-420-1525

LLewis.Law2020@gmail.com

www.LindaLewisPatentAttorney.com

Filing receipt received (document follows on next page)

Electronic Acknowledgement Receipt
EFS ID:	40019933
Application Number:	16930604
International Application Number:
Confirmation Number:	3896
Title of Invention:	Edible Pet Chew with Thermo-processed Shell and Cold-formed Filling
First Named Inventor/Applicant Name:	Blake Hawley
Customer Number:	167383
Filer:	Linda L Lewis
Filer Authorized By:
Attorney Docket Number:	CCon-2UTIL
Receipt Date:	16-JUL-2020
Filing Date:
Time Stamp:	13:21:34
Application Type:	Utility under 35 USC 111(a)
Payment information:
Submitted with Payment	yes
Payment Type	CARD
Payment was successfully received in RAM	$785
RAM confirmation Number	E20207FD23294677
Deposit Account
Authorized User
The Director of the USPTO is hereby authorized to charge indicated fees and credit any overpayment as follows:

File Listing:
Document Number	Document Description	File Name	File Size(Bytes)/ Message Digest	Multi Part /.zip	Pages (if appl.)
1	Application Data Sheet	WebADS.pdf	115456	no	7
			d6b3095ff9d177740dff54725ad9a4086027bca4
Warnings:
Information:
2		specfiled.pdf	80241	yes	16
			d507e51f4db57877278f7824c32e614985e5829d
	Multipart Description/PDF files in .zip description
	Document Description		Start	End
	Specification		1	11
	Claims		12	15
	Abstract		16	16
Warnings:
Information:
3	Drawings-only black and white line drawings	Presentation1.pdf	98844	no	3
			4ca2e64da6c33adc80397d936bd7f05e9fc8ea56
Warnings:
Information:
4		declnpoasigned.pdf	695104	yes	6
			13ec6748a32327474d9cf4f6edc4def399e40bbb
	Multipart Description/PDF files in .zip description
	Document Description		Start	End
	Oath or Declaration filed		1	2
	Power of Attorney		3	6

Warnings:
The PDF file has been signed with a digital signature and the legal effect of the document will be based on the contents of the file not the digital signature.
Information:
5	First Action Interview - Enrollment Request	sb0413c.pdf	735354	no	3
			96286b15d4eb80859061746c3f6972fced979d8d
Warnings:
Information:
6	Fee Worksheet (SB06)	fee-info.pdf	35249	no	2
			2a86c79c9873072cc88ea32a27b58d5b2ac6353c
Warnings:
Information:
Total Files Size (in bytes):			1760248

This Acknowledgement Receipt evidences receipt on the noted date by the USPTO of the indicated documents, characterized by the applicant, and including page counts, where applicable. It serves as evidence of receipt similar to a Post Card, as described in MPEP 503.

New Applications Under 35 ll.S.C. 111

If a new application is being filed and the application includes the necessary components for a filing date (see 37 CFR 1.53(b)-(d) and MPEP 506), a Filing Receipt (37 CFR 1.54) will be issued in due course and the date shown on this Acknowledgement Receipt will establish the filing date of the application.

National Stage of an International Application under 35 U.S.C. 371

If a timely submission to enter the national stage of an international application is compliant with the conditions of 35 U.S.C. 371 and other applicable requirements a Form PCT/DO/EO/903 indicating acceptance of the application as a national stage submission under 35 U.S.C. 371 will be issued in addition to the Filing Receipt, in due course.

New International Application Filed with the USPTO as a Receiving Office

If a new international application is being filed and the international application includes the necessary components for an international filing date (see PCT Article 11 and MPEP 1810), a Notification of the International Application Number and of the International Filing Date (Form PCT/RO/105) will be issued in due course, subject to prescriptions concerning national security, and the date shown on this Acknowledgement Receipt will establish the international filing date of the application.

United States Patent and Trademark Office (USPTO)

Office Action (Official Letter) About Applicant’s Trademark Application

U.S. Application Serial No. 88750071 Mark: DUO DOUBLE THE BENEFITS DOUBLE THE

Correspondence Address: Linda L Lewis Linda Lewis, Attorney at Law 1001 Westlake Village Dr Pacific MO 63069
Applicant: CEDOGA Consulting LLC

Reference/Docket No. CCon-3 TM Correspondence Email Address: LLewis.Law2020@gmail.com

FINAL OFFICE ACTION

The USPTO must receive applicant’s response to this letter within six months of the issue date below or the application will be abandoned. Respond using the Trademark Electronic Application System (TEAS) and/or Electronic System for Trademark Trials and Appeals (ESTTA). A link to the appropriate TEAS response form and/or to ESTTA for an appeal appears at the end of this Office action.

Issue date:     June 25, 2020

INTRODUCTION

This Office action is in response to applicant’s communication filed on 5-27-2020.

In a previous Office action(s) dated 4-1-2020, the trademark examining attorney refused registration of the applied-for mark based on the following: Trademark Act Section 2(d) for a likelihood of confusion with a registered mark and specimen refusal. In addition, applicant was required to satisfy the following requirement(s): clarify the mark description and color claim and clarify ownership. Applicant was also given the opportunity to delete the section 2(f) claim.

Based on applicant’s response, the trademark examining attorney notes that the following requirement(s) have been satisfied: mark description and color claim; ownership clarification; Section 2(f) claim is deleted. See TMEP §§713.02, 714.04.

The following refusal(s) have also been obviated: Specimen refusal. See TMEP §§713.02, 714.04.

The trademark examining attorney maintains and now makes FINAL the refusal under Section 2(d). See 37 C.F.R. §2.63(b); TMEP §714.04.

Likelihood of Confusion

Registration of the applied-for mark is refused because of a likelihood of confusion with the mark in U.S. Registration No. 4622252. Trademark Act Section 2(d), 15 U.S.C. §1052(d); see TMEP §§1207.01 et seq.

Trademark Act Section 2(d) bars registration of an applied-for mark that is so similar to a registered mark that it is likely consumers would be confused, mistaken, or deceived as to the commercial source of the goods and/or services of the parties.  See 15 U.S.C. §1052(d). Likelihood of confusion is determined on a case-by-case basis by applying the factors set forth in In re E. I. du Pont de Nemours & Co., 476 F.2d 1357, 1361, 177 USPQ 563, 567 (C.C.P.A. 1973) (called the “du Pont factors”). In re i.am.symbolic, llc, 866 F.3d 1315, 1322, 123 USPQ2d 1744, 1747 (Fed. Cir. 2017). Any evidence of record related to those factors need be considered; however, “not all of the DuPont factors are relevant or of similar weight in every case.” In re Guild Mortg. Co., 912 F.3d 1376, 1379, 129 USPQ2d 1160, 1162 (Fed. Cir. 2019) (quoting In re Dixie Rests., Inc., 105 F.3d 1405, 1406, 41 USPQ2d 1531, 1533 (Fed. Cir. 1997)).

Although not all du Pont factors may be relevant, there are generally two key considerations in any likelihood of confusion analysis: (1) the similarities between the compared marks and (2) the relatedness of the compared goods and/or services. See In re i.am.symbolic, llc, 866 F.3d at 1322, 123 USPQ2d at 1747 (quoting Herbko Int’l, Inc. v. Kappa Books, Inc., 308 F.3d 1156, 1164-65, 64 USPQ2d 1375, 1380 (Fed. Cir. 2002)); Federated Foods, Inc. v. Fort Howard Paper Co., 544 F.2d 1098, 1103, 192 USPQ 24, 29 (C.C.P.A. 1976) (“The fundamental inquiry mandated by [Section] 2(d) goes to the cumulative effect of differences in the essential characteristics of the goods [or services] and differences in the marks.”); TMEP §1207.01.

Here, as discussed in the first action, the marks are highly similar because of the shared wording DUO. DUO is the only distinctive element of the registered mark as the wording JERKY is highly descriptive or generic of the goods and disclaimed. DUO is also the most dominant element of applicant’s mark as DUO is very large in relation to the remaining wording and design. Registrant’s sole distinctive element, DUO, composes the most distinctive element of applicant’s mark. This shared wording creates a clear similarity.

Applicant argues that the marks are “in no way the same in appearance…” However, the question is not whether the marks are the same but whether they are similar. The examining attorney maintains that the shared DUO creates a clear, overall, similarity.

Applicant argues that the design element in its mark makes the marks dissimilar. However, the registered mark is in standard characters. A mark in typed or standard characters may be displayed in any lettering style; the rights reside in the wording or other literal element and not in any particular display or rendition. See In re Viterra Inc., 671 F.3d 1358, 1363, 101 USPQ2d 1905, 1909 (Fed. Cir. 2012); In re Mighty Leaf Tea, 601 F.3d 1342, 1348, 94 USPQ2d 1257, 1260 (Fed. Cir. 2010); 37 C.F.R. §2.52(a); TMEP §1207.01(c)(iii). Thus, a mark presented in stylized characters and/or with a design element generally will not avoid likelihood of confusion with a mark in typed or standard characters because the word portion could be presented in the same manner of display. See, e.g., In re Viterra Inc., 671 F.3d at 1363, 101 USPQ2d at 1909; Squirtco v. Tomy Corp., 697 F.2d 1038, 1041, 216 USPQ 937, 939 (Fed. Cir. 1983) (stating that “the argument concerning a difference in type style is not viable where one party asserts rights in no particular display”).

Additionally, when evaluating a composite mark consisting of words and a design, the word portion is normally accorded greater weight because it is likely to make a greater impression upon purchasers, be remembered by them, and be used by them to refer to or request the goods and/or services. In re Aquitaine Wine USA, LLC, 126 USPQ2d 1181, 1184 (TTAB 2018) (citing In re Viterra Inc., 671 F.3d 1358, 1362, 101 USPQ2d 1905, 1908 (Fed. Cir. 2012)); TMEP §1207.01(c)(ii). Thus, although marks must be compared in their entireties, the word portion is often considered the dominant feature and is accorded greater weight in determining whether marks are confusingly similar, even where the word portion has been disclaimed. In re Viterra Inc., 671 F.3d at 1366-67, 101 USPQ2d at 1911 (citing Giant Food, Inc. v. Nation’s Foodservice, Inc., 710 F.2d 1565, 1570-71, 218 USPQ2d 390, 395 (Fed. Cir. 1983)).

Applicant argues that the marks are different in sound, connotation and meaning/commercial impression. However, the dominant element DUO is identical in the marks. Thus, the sound, meaning and commercial impression of the most important commercial impression creating element in the marks is identical. Thus, the marks are similar.

Next, the evidence of record establishes that the goods are highly related. The compared goods and/or services need not be identical or even competitive to find a likelihood of confusion. See On-line Careline Inc. v. Am. Online Inc., 229 F.3d 1080, 1086, 56 USPQ2d 1471, 1475 (Fed. Cir. 2000); Recot, Inc. v. Becton, 214 F.3d 1322, 1329, 54 USPQ2d 1894, 1898 (Fed. Cir. 2000); TMEP §1207.01(a)(i). They need only be “related in some manner and/or if the circumstances surrounding their marketing are such that they could give rise to the mistaken belief that [the goods and/or services] emanate from the same source.” Coach Servs., Inc. v. Triumph Learning LLC, 668 F.3d 1356, 1369, 101 USPQ2d 1713, 1722 (Fed. Cir. 2012) (quoting 7-Eleven Inc. v. Wechsler, 83 USPQ2d 1715, 1724 (TTAB 2007)); TMEP §1207.01(a)(i).

Attached to this action are third party web pages which show that it is entirely common for producers of foods for dogs to also produce supplements for dogs under the same marks and through the same channels of trade. See also evidence attached to first action. Furthermore, attached to this action are multiple third party registrations showing both supplements and foods for dogs produced under the same marks. Thus, the evidence of record shows that the goods are highly related. See In re I-Coat Co., 126 USPQ2d 1730, 1737 (TTAB 2018) (citing In re Infinity Broad. Corp., 60 USPQ2d 1214, 1217-18 (TTAB 2001); In re Albert Trostel & Sons Co., 29 USPQ2d 1783, 1785-86 (TTAB 1993); In re Mucky Duck Mustard Co., 6 USPQ2d 1467, 1470 n.6 (TTAB 1988)); TMEP §1207.01(d)(iii).

Applicant argues that one buying treats for dogs would not mistakenly buy supplements. However, the issue is not likelihood of confusion between particular goods, but likelihood of confusion as to the source or sponsorship of those goods. In re Majestic Distilling Co., 315 F.3d 1311, 1316, 65 USPQ2d 1201, 1205 (Fed. Cir. 2003); In re Shell Oil Co., 992 F.2d 1204, 1208, 26 USPQ2d 1687, 1689 (Fed. Cir. 1993); TMEP §1207.01. Thus, applicant’s argument is unpersuasive.

The marks are similar. The goods are highly related. Thus, there is a likelihood of confusion and registration must be denied.

How to respond.  Click to file a request for reconsideration of this final Office action that fully resolves all outstanding requirements and refusals and/or click to file a timely appeal to the Trademark Trial and Appeal Board (TTAB) with the required filing fee(s).

/Daniel F. Capshaw/

Daniel F. Capshaw

Examining Attorney

Law Office 110

571-272-9356

daniel.capshaw@uspto.gov

SCHEDULE 3

Territory

The exclusive territory shall be the North American pet trade, including online sales to include Mexico, USA and Canada.

The territory excludes the veterinary trade, which includes, but is not limited to veterinary clinics or hospitals, veterinary clinic chains or corporate veterinary offices, etc. In the event LUCY enters the veterinary trade, the Parties shall consult with each other about expanding the Territory to include the veterinary trade, and amending this Agreement to memorialize that territorial expansion.

Schedule 4

Lucy Pet to pay one-time license fee of $100,000 on execution of licensing agreement.

Royalty shall be calculated at 5% of Net Revenue, and payable quarterly. For purposes of this Agreement: (a) “Net Revenue” means, with respect to the Representative, the total revenues for any period of time from the sale of Products sold by the Representative, less any: (i) Sampling Expense; and (ii) excise or sales taxes or similar taxes (other than any income or gross receipts tax due to any state or federal governmental agency with respect to the Representative’s income or gross receipts) due from the Representative with respect to such total revenues; and (b) “Sampling Expense” means any direct cost of materials, manufacturing, packaging and delivery incurred by the Representative with respect to Products provided without cost or at a minimal cost to third parties.